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                                                                   Exhibit 8.1


                  [Letterhead of Drinker Biddle & Reath LLP]



                               December 2, 1997




Pennsylvania Real Estate Investment Trust
455 Pennsylvania Avenue, Suite 135
Fort Washington, PA  19034

Ladies and Gentlemen:

                  You have requested our opinion concerning certain federal income tax matters in connection with the preparation of a Prospectus and Prospectus Supplements for Pennsylvania Real Estate Investment Trust (the "Company"), a Pennsylvania business trust, with respect to the offering and sale of shares of beneficial interest in the Company pursuant to a Registration Statement Form S-3 (No. 33-61115). Terms used herein and not otherwise defined are as defined in the Prospectus and Prospectus Supplements.

                  This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the Prospectus and Prospectus Supplements and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986 as amended (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

                  Based on the foregoing, we are of the opinion that:

                  1. For all years as to which the Company's tax returns remain open for adjustment by the Internal Revenue Service, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.




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                  2. The statements in the Prospectus set forth under the
caption "Federal Income Tax Considerations," to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

                  We express no opinion with respect to the transactions described in the Prospectus and Prospectus Supplements other than those expressly set forth herein. This opinion represents our best legal judgement, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission and to the references to our firm in the Prospectus under the captions "Federal Income Tax Considerations and "Legal Matters." This does not constitute a consent under Section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Prospectus and Prospectus Supplements and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                     Very truly yours,



                          DRINKER BIDDLE & REATH LLP


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